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                                                                      EXHIBIT 99

                         UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF MICHIGAN
                                SOUTHERN DIVISION

IN RE:

VENTURE HOLDINGS COMPANY, LLC,                     Case No. 03-48939
                       et al.,                     Chapter 11
                                                   Judge Thomas J. Tucker
       Debtors.

_____________________________/

                AMENDED OPINION DENYING CONFIRMATION OF DEBTORS'
                "SECOND AMENDED JOINT PLAN OF REORGANIZATION"(1)

      The eleven Debtors(2) in this jointly administered case seek confirmation of "Debtors' Second Amended Joint Plan of Reorganization," filed May 26, 2004 ("Plan"). Larry J. Winget ("Winget"),(3 )among others, filed objections to confirmation. The Court held a lengthy trial on Winget's objections, on a consolidated basis with the trial of a related adversary proceeding. The trial concluded on October 8, 2004. After extensive post-trial briefing that concluded on October 25, 2004, the Court

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      (1) This amends the Court's Opinion filed January 21, 2005.

      (2) Debtors are Venture Holdings Company L.L.C. ("Venture Holdings") and its domestic subsidiaries, VEMCO, Inc., Venture Industries Corporation, Venture Mold & Engineering Corporation, Venture Leasing Company, VEMCO Leasing, Inc., Venture Holdings Corporation, Venture Service Company, Experience Management L.L.C., Venture Europe, Inc., and Venture EU Corporation.

      (3) Winget and the Larry J. Winget Living Trust, directly or indirectly, are the sole record and beneficial owners of Debtors as well as the direct and indirect sole equity holders of Deluxe Pattern Corporation ("Deluxe") and its affiliated companies: Venture Heavy Machinery Limited Liability Company Venture Equipment Acquisition Company, Venture Real Estate Acquisition Company, Realven Corporation, Venture Real Estate, Inc., Venture Automotive Corp., Farm & Country Real Estate Company, Patent Holding Company, and Venture Sales and Engineering Corp. (collectively, the "Deluxe debtors"). The Deluxe debtors are debtors-in-possession in Bankruptcy Case No. 04-54977, a jointly administered case.

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took the matter under advisement. For the reasons stated in this Opinion, the
Court will deny confirmation and enter judgment for Winget in the related adversary proceeding.(4)

I. BACKGROUND.

      On March 28, 2003, Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. Debtors continue to operate their respective businesses as Debtors-in-Possession. On April 14, 2003, the United States Trustee formed an Official Committee of Unsecured Creditors ("Creditors' Committee").

      A. THE CONTRIBUTION AGREEMENT.

      Central to Debtors' Plan and to this confirmation dispute is a "Contribution Agreement" dated September 22, 2003.(5) The parties to that agreement were Winget, and the Larry J. Winget Living Trust, as first parties, Venture Sales & Engineering Corp. and P.I.M. Management Company as second parties (collectively with Winget and the Larry J. Winget Living Trust, "the Transferors"), and Debtors as third parties. Some of the key components of the Contribution Agreement, and of Debtors' Plan, are that Winget and entities controlled by him are to contribute certain of their assets to the reorganized Venture in exchange for, among other consideration, 100 percent of the initial common equity in the reorganized Venture. The assets to be contributed include, among many others, Winget's equity in valuable South African and Australian entities. Winget's initial 100 percent common equity in

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      (4) This Opinion will constitute the Court's findings of fact and conclusions of law with respect to both matters.

      (5) The Contribution Agreement is attached as Exhibit D to the Plan.

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the reorganized Venture would be subject to possible dilution for the benefit of unsecured creditors by a "Creditor's Warrant," under a complicated warrant valuation formula.

      Section 9 of the Contribution Agreement contains conditions to Venture Holdings' and the Transferors' obligations "to consummate the transactions contemplated by" the Contribution Agreement. Section 9.1(d) of the Contribution Agreement requires Debtors to execute and deliver a commitment letter for exit financing not later than the date of the hearing on the Disclosure Statement, meeting certain requirements. These requirements included "having a committed amount of $85.0 million (or such other amount mutually agreed upon by Venture Holdings, Larry J. Winget and the Agent)," and being "otherwise on market terms acceptable to the Bank Steering Committee[,] Venture Holdings and Larry J. Winget."(6) Section 10.1(f)(v) gives Winget the right to terminate the Contribution

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      (6)   Section 9.1 provides:

            Section 9.1 Joint Conditions of the Obligations of the Transferors and Venture Holdings. The obligations of the Transferors and Venture Holdings to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions unless waived by the Transferors, on the one hand, and Venture Holdings (with the consent of the Agent), on the other hand: . . .

                  (d) Commitment Letter for Exit Financing. NOT LATER THAN THE
            DATE OF THE HEARING ON THE DISCLOSURE STATEMENT, DEBTORS SHALL HAVE OBTAINED, AND EXECUTED AND DELIVERED, A COMMITMENT LETTER from one or more banks or financial institutions FOR THE EXIT FINANCING, HAVING A COMMITTED AMOUNT OF $85.0 MILLION (OR SUCH OTHER AMOUNT MUTUALLY AGREED UPON BY VENTURE HOLDINGS, LARRY J. WINGET AND THE AGENT), WHICH EXIT FINANCING SHALL BE senior in lien and claim priority to the Bank Senior Notes and the Bank Junior Notes (each as defined in the Plan) and OTHERWISE ON MARKET TERMS ACCEPTABLE TO THE BANK STEERING COMMITTEE[,] VENTURE HOLDINGS AND LARRY J.

                                                                  (continued...)

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Agreement if the condition to closing in Section 9.1(d) is not satisfied.
Section 10.2 of the Contribution Agreement states, in relevant part, that "[i]n the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void."

      B. THE PLAN.

      On September 24, 2003, Debtors filed "Debtors' Joint Plan of Reorganization," the plan contemplated by the Contribution Agreement ("Original Plan"). On May 18, 2004, Debtors filed "Debtors' First Amended Joint Plan of Reorganization," and on May 26, 2004, Debtors filed the Second Amended Plan (the "Plan"). The Contribution Agreement is the basis of the Plan, and is essential to confirmation of the Plan.

      C. THE EXIT FINANCING COMMITMENT LETTER, AND WINGET'S TERMINATION OF THE CONTRIBUTION AGREEMENT.

      On May 25, 2004, the date of the hearing on the Disclosure Statement, about one hour before the hearing, Debtors delivered to Winget a commitment letter for exit financing, executed by Black Diamond Commercial Finance, LLC. ("Black Diamond") and by Venture Holdings ("Commitment Letter").(7) The Commitment Letter provided for exit financing in the amount of $125 million, and included numerous terms and conditions.(8) The Debtors also delivered to Winget's counsel an "Exit Facility Fee Letter," also dated May 25, 2004, which was incorporated by reference into the

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      (6)(...continued)
                WINGET.

           (Ex. LL at 33-34 (bold emphasis added).)

      (7)   (Ex. W.)

      (8)   (See Tr. 9/10/04 at 210; Tr. 9/14/04 at 62-63; Ex. W; Ex. 69 P.3.)

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Commitment Letter, and which included certain fees payable to Black Diamond, related to the exit financing.(9)

      In a letter dated and delivered May 25, 2004, Winget purported to terminate the Contribution Agreement because the Commitment Letter did not satisfy the requirements contained in Section 9.1(d) of the Contribution Agreement.(10)

      D. THE ADVERSARY PROCEEDING.

      On June 8, 2004, Winget and the other Transferors under the Contribution Agreement filed a "Complaint for Declaratory Judgment" against Debtors. (Adv. Pro. No. 04-4564.) Count 1 of the adversary complaint seeks a declaration that Winget validly terminated the Contribution Agreement by his May 25, 2004 letter, based on Debtors' failure to satisfy Section 9.1(d) of the Contribution Agreement. On June 14, 2004, Debtors filed an Answer and a Counterclaim seeking specific performance by Winget and the other Transferors under the Contribution Agreement. Although not originally a party to the adversary proceeding, Bank One, as Agent for the Pre-Petition Senior Lenders

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      (9) (Ex. 74.)

      (10) The termination letter also alluded to other possible grounds for termination of the Contribution Agreement:

            I note, however, that under Michigan law, other grounds for termination or rescission exist based on, among other things, both actual and anticipatory breach of the Contribution Agreement, breach of the implied covenant of good faith and fair dealing, impossibility of condition and frustration of purpose.

During trial, Winget argued other claimed breaches of the Contribution Agreement as additional grounds for terminating the Contribution Agreement and denying confirmation of Debtors' Plan. The Court finds it unnecessary to decide those disputed issues, however, because of its disposition of this case based on
Section 9.1(d).

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to Debtors, intervened as a defendant, and also seeks specific performance of the Contribution Agreement.

      E. WINGET'S OBJECTIONS TO CONFIRMATION.

      On June 14, 2004, Winget filed objections to confirmation of the Plan. Winget filed a "supplement" to his objections on September 14, 2004.(11)

      F. COURT PROCEEDINGS.

      The Court approved Debtors' Disclosure Statement on May 26, 2004.(12) All creditor classes entitled to vote accepted the Plan.(13) On June 25, 2004, the Court entered an Order consolidating the confirmation hearing on Debtors' Plan with the adversary proceeding "for purposes of discovery and trial."(14) The Court jointly held an evidentiary hearing on confirmation and a trial of the adversary proceeding, which concluded on October 8, 2004. At trial, Debtors and Debtors' Pre-Petition

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      (11) (See "Objection of Larry J. Winget To Confirmation of the Debtors'
Second Amended Joint Plan of Reorganization" (Docket No. 2114); "Supplement to Objection of Larry J. Winget To Confirmation of the Debtors' Second Amended Joint Plan of Reorganization" (Docket No. 2510).)

      (12) (See "Order (I) Approving Disclosure Statement; (II) Establishing Procedures for Filing Objections to Confirmation of the Debtors' Plan; (III) Approving the Solicitation Package; (IV) Approving the Form and Manner of Notice of Hearing on Confirmation and Procedures for Distribution of the Solicitation Packages; (V) Setting Record Date; (VI) Approving Forms of Ballots; (VII) Establishing Voting Deadline; (VIII) Approving Procedures for Vote Tabulation; and (IX) Establishing a Deadline for Procedures for Temporary Allowance of Claims for Voting Purposes," filed May 26, 2004.)

      (13) ("Amended Declaration of David K. Leininger Certifying Vote on and Tabulation of Ballots Accepting and Rejecting the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code," filed June 22, 2004.)

      (14) ("Order Consolidating Plan Confirmation and Adversarial Proceeding, and Setting Schedule for Evidentiary Hearing.")

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Lenders (collectively, "Plan Proponents") actively advocated confirmation of the
Plan. The Creditor's Committee also supported confirmation of the Plan.

II. JURISDICTION.

      This Court has subject matter jurisdiction over both the matter of confirmation and the adversary proceeding, under 28 U.S.C. Sections 1334(b), 157(a) and (b)(1), and Local Rule 83.50(a) (E.D. Mich.). Both matters are core proceedings under 28 U.S.C. Section 157(b)(2)(A) and (L).

III. SUMMARY OF THE COURT'S DECISION.

      Debtors' Plan is based upon the Contribution Agreement, and as the parties all acknowledge, the Plan cannot be confirmed if Winget's purported termination of the Contribution Agreement is valid. Phrased in terms of the Bankruptcy Code's requirements for confirmation of a plan, the Plan could not be implemented if the Contribution Agreement is unenforceable against Winget and the other Transferors, and thus the Plan could not satisfy the confirmation requirements under 11 U.S.C. Sections 1129(a)(1) and 1123(a)(5).(15)

           The first issue in this case, then, is whether Winget validly terminated the Contribution Agreement. The Court concludes that he did, for the reasons stated in this Opinion. As a result, confirmation of Debtors' Plan must be denied, and the Transferors are entitled to judgment in the adversary proceeding, both on Count 1 of their complaint and on the Plan Proponents' counterclaims.

      The Court finds and concludes that when Winget delivered his letter on May 25, 2004 terminating the Contribution Agreement, he had a right to terminate that agreement under Section 10.1(f)(v),

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      (15) Section 1123(a)(5) requires that a plan "provide adequate means for the plan's implementation." A plan that does not comply with this requirement of
Section 1123(a) cannot be confirmed under Section 1129(a)(1), which requires that the plan "compl[y] with the applicable provisions of this title."

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for failure of the Debtors to comply with the conditions stated in
Section 9.1(d) of the Agreement. Specifically, Debtors did not meet Section 9.1(d)'s requirement that:

            [n]ot later than the date of the hearing on the Disclosure Statement, Debtors shall have obtained, and executed and delivered, a commitment letter. . . for the Exit Financing, having a committed amount of $85.0 million (or such other amount mutually agreed upon by Venture Holdings, Larry J. Winget, and the Agent), which Exit Financing. . . shall be. . . otherwise on market terms acceptable to the Bank Steering Committee[,] Venture Holdings[,] and Larry J. Winget.

The only commitment letter Debtors "obtained, executed and delivered," on or before the date of the Disclosure Statement hearing (May 25, 2004), was the Black Diamond Commitment Letter, which had a committed amount of exit financing of $125 million. There is a substantial dispute between the parties about whether Winget "agreed upon" the $125 million amount, as required by
Section 9.1(d). But quite apart from that issue is the equally important issue whether the exit financing was "otherwise on . . . terms acceptable to . . . Larry J. Winget," also as required by Section 9.1(d). The Court finds that it was not. As a result, Winget had a right to terminate the Contribution Agreement under Section 10.1(f)(v), and in fact did so on May 25, 2004.

      Because these findings and conclusions are dispositive, it is not necessary for the Court to reach Winget's other arguments or his many other objections to confirmation, including his objection that Debtors' Plan is not feasible.(16)

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      (16)  "Feasibility" refers to the confirmation requirement found in
            Section 1129(a)(11), that:

            Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

                                                                  (continued...)

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IV.   ISSUES OF CONTRACT INTERPRETATION.

      The Court's decision on the validity of Winget's termination of the Contribution Agreement requires discussion of several issues. We begin with a discussion of contract interpretation issues. The Plan Proponents argue that certain provisions of the Contribution Agreement limit Winget's rights under Sections 9.1(d) and 10.1(f)(v).

      A. THE "BEST EFFORTS OBLIGATION" IN SECTION 6.2(b) OF THE CONTRIBUTION AGREEMENT.

      First, Plan Proponents point to Section 6.2(b) of the Contribution Agreement, the so called "best efforts obligation," which obligates Winget and the other Transferors to use their "best efforts" to support Debtors' Plan. Plan Proponents contend that Section 6.2(b) limits any discretion and right that Winget might otherwise have (1) under Section 9.1(d) to refuse to agree to an exit financing amount other than $85 million; (2) under Section 9.1(d) to refuse to accept (or find "acceptable") the other "terms" of the exit financing commitment; and (3) under Section 10.1(f)(v) to terminate the Contribution Agreement based on Debtors' failure to meet the requirements of Section 9.1(d).

      Section 6.2(b) of the Contribution Agreement states, in relevant part:

                  (b) Support of Plan. The Transferors hereby covenant and agree to use their respective best efforts (subject to their rights under this Agreement, including, without limitation, their rights under
            Section 9.2(e)), to support, and cause each of the Winget Entities to support, the Plan[.]

(Ex. LL at 25 Section 6.2(b).)

-----------------------------

      (16)(...continued)
11 U.S.C. Section 1129(a)(11).

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      Plan Proponents acknowledge that Section 6.2(b)'s best efforts obligation is not unlimited. They acknowledge, for example, that Winget's obligation to use his best efforts to support the Plan under Section 6.2(b) is subject to his express right under Section 9.2(e) to challenge the feasibility of the Plan, and to seek denial of confirmation on that basis.(17) But they argue that Winget's "best efforts" duty under Section 6.2(b) obligates him to agree upon any exit financing amount greater than $85 million that is necessary to make the Plan feasible. Because, according to Plan Proponents, that amount is $125 million, Plan Proponents argue that Winget may not refuse to agree to the exit financing amount of $125 million under Section 9.1(d). Plan Proponents put it this way:

            Debtors require financing to exit bankruptcy successfully. This exit financing must be sufficient to meet the needs of the Debtors upon exit from bankruptcy as discussed above; absent such financing, a plan of reorganization could not be confirmed. The Best Efforts Obligation therefore obligated the Transferors, subject to their other rights under the Contribution Agreement, to agree to an exit financing facility

--------------------------

      (17)  Section 9.2(e) provides:

            Section 9.2 Conditions to Obligations of the Transferors. In addition to the satisfaction or waiver of each of the conditions set forth in Section 9.1, the obligation of the Transferors to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date, of each of the following conditions unless waived by the Transferors:

            . . .

            (e) Feasibility. The Bankruptcy Court shall have entered the Confirmation Order over any objections under 11 U.S.C. Section 1129(a)(11). NOTWITHSTANDING WINGET'S AGREEMENT TO SUPPORT THE PLAN UNDER SECTION 6.2(b), WINGET MAY RAISE AN OBJECTION UNDER 11 U.S.C.
            SECTION 1129(a)(11) (IT BEING UNDERSTOOD THAT WINGET'S SO DOING SHALL NOT PRECLUDE HIM FROM TERMINATING THIS AGREEMENT PURSUANT TO
            SECTION 10.1(h)).

(Ex. LL at 34 Section 9.2(e) (emphasis added).)

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            necessary to make the Plan feasible, and thus confirmable. That is the essence of the Best Efforts Obligation.

([Plan Proponents'] Joint Memorandum, filed October 18, 2004, at 34 P.75.) Thus, Plan Proponents argue, Winget's rights under Section 9.1(d) (and
Section 10.1(f)(v)), are subject to his best efforts obligation under
Section 6.2(b).

      Plan Proponents make a similar argument with respect to Section 9.1(d)'s requirement that the exit financing in the Commitment Letter be "on market terms acceptable to the Bank's Steering Committee[,] Venture Holdings [,] and Larry J. Winget." Plan Proponents argue that Winget may not refuse to accept (or find "acceptable") any of the terms of the exit financing, as long as they are "market" terms. They base this argument, in large part, on the best efforts obligation of Section 6.2(b). (Id. at 36 P.80.)

      The Court rejects Plan Proponents' arguments based on Section 6.2(b)'s best efforts obligation, because they are contrary to the plain meaning of the contract. The contract provisions unambiguously mean that Winget's best efforts obligation to support the Plan under Section 6.2(b) is subject to all of his rights under the Contribution Agreement, including his rights under Sections 9.1(d) and 10.1(f)(v), not just his right under Section 9.2(e) to challenge feasibility of the Plan. This is clear from the following language in Section 6.2(b) itself:

            The Transferors hereby covenant and agree to use their respective best efforts (SUBJECT TO THEIR RIGHTS UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, their rights under Section 9.2(e)), to support, and cause each of the Winget Entities to support, the Plan . . .

(emphasis added.)

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      Under Michigan law,(18) the question whether terms of a contract are ambiguous is a question of law for the court. See Henderson v. State Farm Fire and Cas. Co., 596 N.W.2d 190, 193 (Mich. 1999)(citing Port Huron Ed. Ass'n v. Port Huron Area School Dist., 550 N.W.2d 228 (Mich. 1996)). If a contract is unambiguous, its meaning is a question of law for the court. If the language is ambiguous, however, its interpretation is a question of fact. See UAW-GM Human Res. Ctr. v. KSL Recreation Corp., 579 N.W.2d 411, 414 (Mich. Ct. App.
1998)(quoting Port Huron Ed. Ass'n v. Port Huron Area School Dist., 550 N.W.2d 228, 237 (Mich. 1996)). A contract is ambiguous only if "its words may reasonably be understood in different ways." Raska v. Farm Bureau Mutual Ins. Co. of Mich., 314 N.W.2d 440, 441 (Mich. 1982); see also Rossow v. Brentwood Farms Dev. Inc., 651 N.W.2d 458, 462 (Mich. Ct. App. 2002).

      The only reasonable reading of the language in Section 6.2(b) is that Winget's best efforts obligation is limited by, among other things, his rights under Sections 9.1(d) and 10.1(f)(v). This is the unambiguous meaning of the "subject to" clause in Section 6.2(b), quoted above.(19) It is true, as Plan Proponents point out, that Section 6.2(b) refers specifically to Winget's right to challenge feasibility under Section 9.2(e) as an example --

      (18) The parties agreed, in Section 12.4 of the Contribution Agreement, that "[t]his Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Michigan applicable to contracts executed and fully performed within the State of Michigan." (Ex. LL at 42 Section 12.4.) The parties agree that Michigan law governs the contract and its interpretation and enforcement. (See [Plan Proponents'] Joint Memorandum, filed October 18, 2004, at 32 n.37; [Winget Corrected Proposed Findings, etc.], filed October 21, 2004, at 18-19P. P.6-8.)

      (19)  See, e.g., Weems v. Chrysler Corporation, 533 N.W.2d 287, 297 (Mich.
1995) (reviewing plain language of a statute and recognizing that the phrase "subject to . . ." connotes "limiting language."), partially overruled on other grounds by Lesner v. Liquid Disposal, Inc ., 534 N.W.2d 553, 554 (Mich. 2002); BLACK'S LAW DICTIONARY 1278 (5th ed. 1979)(defining "subject to" as "[l]iable, subordinate, subservient, inferior, obedient to; governed or affected by; provided that; provided; answerable for."(citing Homan v. Employers Reinsurance Corp ., 136 S.W.2d 289, 302 (Mo. 1940)).

                                       12
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and as the only example -- of the rights to which his best efforts obligation is subject. But the words "including without limitation" in Section 6.2(b) make clear that this specific reference to Section 9.2(e) does not exclude any of Winget's other rights under the Contribution Agreement.

      This conclusion is reinforced by Section 9.2. The opening words of
Section 9.2, of which Section 9.2(e) is a part, reiterates that the condition in
Section 9.2(e), i.e., the Bankruptcy Court's entering a confirmation order "over" any feasibility objections, is "in addition to" the requirement that each of the conditions set forth in Section 9.1, and thus Section 9.1(d), must be satisfied or waived before the Transferors are obligated to "consummate the transactions contemplated by this Agreement." (See Section 9.2, quoted supra note 17 (emphasis added).)

      Plan Proponents' interpretation of the "market terms acceptable to . . . Winget" provision in Section 9.1(d) suffers from a further flaw. They argue that Winget may not refuse to accept (or find "acceptable,") any of the terms of the exit financing in the Commitment Letter, as long as they are "market" terms. But this argument is contrary to the unambiguous language of Section 9.1(d), which clearly requires that the exit financing terms be both "market terms" and "acceptable to" the parties named, including Winget. Accepting Plan Proponents' view would impermissibly ignore the "acceptable to . . ." phrase of
Section 9.1(d).(20)

-----------------------

      (20) To accept Plan Proponents' interpretation of Section 9.1(d), that provision in effect would end with the words "and otherwise on market terms." The actual contract language, however, is "and otherwise on market terms acceptable to the Bank's Steering Committee[,] Venture Holdings[,] and Larry J. Winget."

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      B. PLAN PROPONENTS' "ILLUSORINESS" ARGUMENT.

      Plan Proponents argue that unless the best efforts obligation of Section 6.2(b), or some other language in the Contribution Agreement, such as
Section 9.1(d) itself, is interpreted to impose some limit on Winget's right and discretion to find "acceptable" the terms of the exit financing commitment under
Section 9.1(d), the entire agreement is illusory. This is so, Plan Proponents argue, because the contract would mean that Winget can terminate the contract and walk away at his whim, by arbitrarily refusing to find any exit financing terms "acceptable." ([Plan Proponents'] Joint Memorandum at 37 P.81.)(21)

      Implicitly, at least, Plan Proponents argue that the Court should read the contract, if possible, to avoid a meaning that would render it illusory. Plan Proponents cite no authority for such a rule of contract construction.(22) But even if such a rule does exist under Michigan law, it does not change the outcome here, for several reasons.

------------------------

      (21) This argument highlights the question: why would the other parties to the Contribution Agreement agree to a provision that in effect gave Winget complete discretion to simply terminate the agreement and walk away? How does this view of the contract make any sense?

      Part of the answer may lie in the fact that Section 9.1(d) did not give Winget alone the right to refuse to accept the terms of any exit financing and thereby terminate the agreement. It also gave that right to Debtors and the "Bank Steering Committee," because Section 9.1(d) required that the terms of the exit financing be "acceptable" to the "Bank Steering Committee[,] Venture Holdings and Larry J. Winget." And Section 10.1(f)(v), the termination provision relied upon by Winget, also gave Debtors a right to terminate the Contribution Agreement. It provides that the Contribution Agreement may be terminated "by Winget or Venture Holdings (with the consent of the Agent), if" Debtors failed to deliver a commitment letter for exit financing in accordance with
Section 9.1(d) on or prior to the date of the Disclosure Statement hearing. Thus, the contract gave each of the two presently-contending sides the right to refuse to find acceptable the terms of the exit financing commitment, and to terminate the Contribution Agreement for that reason.

      (22) Elsewhere in their briefs, Plan Proponents cite a somewhat different, but arguably analogous rule, followed in Michigan, that the court must construe a contract as a whole, "giving harmonious effect, if possible, to each word and phrase." See discussion infra, Part IV-C.

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      First, as discussed in more detail below, Winget's discretion to refuse to find the terms of the exit financing commitment "acceptable" under Section
9.1(d) is limited by the implied covenant of good faith and fair dealing imposed under Michigan law. To that extent, Winget did not have truly unlimited discretion to simply walk away from the contract based on this provision in
Section 9.1(d). Even though this limitation on Winget's discretion is imposed by Michigan law rather than by the terms of the contract itself, it does prevent the contract, as interpreted by the Court, from being illusory.

      Second, this illusoriness argued by Plan Proponents, to the extent it does exist, is the direct result of the unambiguous language the parties chose to put in their written agreement when they executed the Contribution Agreement. This problem does not make unambiguous language ambiguous, and it does not permit the Court to ignore the unambiguous language the parties chose for their agreement.

      The unambiguous wording of Sections 9.1(d) and 6.2(b) simply will not bear the meaning that Plan Proponents urge. To adopt Plan Proponents' interpretation of these sections would read out of each of those sections unambiguous wording that the parties put there, such as the phrase "subject to their rights under this Agreement, including, without limitation" in Section 6.2(b).

      The Court's task in contract interpretation "is to ascertain the intent of the parties." Zurich Ins. Co. v. CCR and Co., 576 N.W.2d 392, 395 (Mich. Ct. App. 1997)(quoting McIntosh v. Groomes, 198 N.W. 954, 955 (Mich. 1924)). But the Court "must look for the intent of the parties in the words used in the instrument" and must construe an agreement "according to the intentions therein expressed, when those intentions are clear from the face of the instrument." Id. at 395 (citations omitted). Under Michigan law, unambiguous contracts "must be enforced as written." See, e.g., United Rentals (North

America) Inc. v. Keizer, 355 F.3d 399, 407 (6th Cir. 2004)(citing Britton v. John Hancock Mutual Life Ins. Co., 186 N.W.2d 781, 782 (Mich. Ct. App. 1971)); see also Farm Bureau Mutual Ins. Co. of Michigan v. Nikkel, 596 N.W.2d 915, 919 (Mich. 1999)(citing Morley v. Automobile Club of Michigan, 581 N.W.2d 237 (Mich.
1998)). The Court "does not have the right to make a different contract for the parties . . . when the words used by them are clear and unambiguous and have a definite meaning." Zurich Ins. Co., 576 N.W.2d at 395 (quoting McIntosh v. Groomes, 198 N.W. 954, 955 (Mich. 1924)); see also UAW-GM Human Res. Ctr., 579 N.W.2d at 414 (citations omitted).

      These principles are based on what the Michigan Supreme Court has described as:

            . . . the bedrock principle of American contract law that parties are free to contract as they see fit, and the courts are to enforce the agreement as written absent some highly unusual circumstance, such as a contract in violation of law or public policy.

Wilkie v. Auto-Owners Ins. Co., 664 N.W.2d 776, 782 (Mich. 2003). These principles are particularly appropriate in a case like this one. Here, the contract is very detailed and lengthy, and was carefully negotiated among several sophisticated parties, all of whom were represented by highly competent counsel. In the negotiation of the Contribution Agreement, at least nine lawyers representing Debtors, the Senior Lenders, and the Transferors circulated numerous drafts, participated in numerous lengthy conference calls, and engaged in what one characterized as "hard bargaining" to draft and ultimately finalize the agreement.(23) Approximately 500 to 750 attorney billable hours were devoted to drafting the Contribution Agreement.(24)

      C. PLAN PROPONENTS' ARGUMENT THAT THE SECTION 6.2 (b) BEST EFFORTS OBLIGATION IS RENDERED MEANINGLESS.

      Plan Proponents further argue that the Court's interpretation, that the best efforts obligation of Section 6.2(b) is subject to Winget's rights under
Section 9.1(d) rather than vice versa, would render the best efforts obligation in Section 6.2(b) meaningless.

      Plan Proponents' argument focuses on the Section 9.1(d) provision regarding the exit financing amount. The argument is rather complex, and can be described as follows. Plan Proponents allege that before the parties executed the Contribution Agreement, on or about September 22, 2003, Winget and Debtors each had taken the position in negotiations that $85 million in exit financing was inadequate to enable Debtors to successfully exit from bankruptcy and to fund Debtors' needs thereafter. They each took the position that an amount significantly higher than $85 million would be necessary. Yet in the Contribution Agreement, Winget and Debtors agreed that Winget could object to confirmation by challenging the feasibility of the Plan. Thus, Plan Proponents argue, Winget's right in Section 9.1(d) to agree or not agree to an exit financing amount greater than $85 million must be limited, by his best efforts obligation in Section 6.2(b), so as to require that he agree to an exit financing amount "necessary to make the Plan feasible, and thus confirmable." If Winget's right in Section 9.1(d) is not so limited, Plan Proponents say, that "would mean that the parties agreed to the Contribution Agreement knowing that Winget

------------------------
      (23) (See Tr. 6/25/04 at 154 (MacKenzie); Tr. 9/14/04 at 58-59
(Schoenberg).)

      (24) (See Tr. 9/14/04 at 58-59 (Schoenberg).)

could simply refuse to agree to an adequate amount of exit financing and walk away from his obligations under the Contribution Agreement." (See [Plan Proponents'] Joint Memorandum at 31 P.69, 34 P.75.) In that situation, Plan Proponents argue, the best efforts obligation in Section 6.2(b) and the explicit exception to that best efforts obligation noted in Section 6.2(b) and set forth in Section 9.2(e), allowing Winget to challenge plan feasibility, would be rendered meaningless.

      Plan Proponents cite the rule, followed in Michigan and acknowledged by Winget, that the Court must construe a contract as a whole, "giving harmonious effect, if possible, to each word and phrase." Wilkie v. Auto-Owners Ins. Co., 664 N.W.2d 776, 781 n.11 (Mich. 2003)(citing Singer v. Goff, 54 N.W.2d 290, 292
(Mich. 1952)); Klapp v. United Ins. Group Agency, Inc., 663 N.W.2d 447, 453 (Mich. 2003)("[C]ontracts must be `construed so as to give effect to every word or phrase as far as practicable.'")(citing Hunter v. Pearl Assurance Co., Ltd., 291 N.W. 58 (Mich. 1940)); Lichnovsky v. Ziebart Int'l. Corp., 324 N.W.2d 732, 737 n.15 (Mich. 1982)("`Every word in the agreement must be taken to have been used for a purpose, and no word should be rejected as mere surplusage if the court can discover any reasonable purpose thereof which can be gathered from the whole instrument.'")(citation omitted); see also Central Jersey Dodge Truck Ctr.
v. Sightseer Corp., 608 F.2d 1106, 1109 (6th Cir. 1979)("It is a cardinal principle of construction that a contract is to be construed as a whole; that all its parts are to be harmonized so far as reasonably possible; ... and that no part is to be taken as eliminated or stricken by some other part unless such a result is fairly inescapable.")(citing Associated Truck Lines v. Baer, 77 N.W.2d 384, 386 (Mich. 1956))(citations omitted)(applying Michigan law).

         Plan Proponents' argument is without merit, for several reasons. First, the contract-construction rule they cite is a qualified one. The rule of construing a contract as a whole, discussed above, requires courts to give "harmonious effect, IF POSSIBLE, to each word or phrase" in a contract. Wilke, 664 N.W.2d at 781 n.11 (emphasis added). For the reasons discussed in Parts IV-A and IV-B above, the unambiguous wording of the contract, including the language in Sections 9.1(d) and 6.2(b), simply does not permit the interpretation that Plan Proponents urge, and the Court must enforce the contract as written.

         Second, the problem Plan Proponents pose does not arise from the terms of the Contribution Agreement itself. There is no inherent conflict between any terms of the Contribution Agreement that is evident from the face of that agreement. Rather, the problem flows from the premise that the parties to the Contribution Agreement shared an understanding, when they executed that agreement, that the $85 million exit financing amount that they placed in
Section 9.1(d) was inadequate to make the Plan feasible; and that the exit financing amount would have to be significantly higher. (That premise is not entirely accurate, as discussed below.) But even if the parties to the Contribution Agreement did have such a shared understanding when they executed the Contribution Agreement, that understanding is not expressed anywhere in the words the parties chose in the Contribution Agreement. It is, therefore, not part of the Contribution Agreement.(25)

------------------------
      (25) Section 12.13 of the Contribution Agreement contains an integration clause. It provides, in relevant part: "Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement." (Ex. LL at 45 Section 12.13.)

      A third flaw in Plan Proponents' argument is that it is based on a false premise. The premise is that in September 2003 when the Contribution Agreement was executed, the parties to that agreement shared an understanding that the $85 million exit financing amount they placed in Section 9.1(d) would not be adequate. Assuming for discussion purposes that extrinsic evidence of such a shared understanding is not barred by the parol evidence rule, the premise is false. Bank One, N.A. was the administrative agent for Debtors' Pre-Petition Lenders ("Bank One"). In that capacity, Bank One, though not a signatory to the Contribution Agreement, was an express third-party beneficiary under that agreement.(26) And the Bank Steering Committee, formed by Bank One, was one of the three named parties, along with Venture Holdings and Winget, that would have to "mutually agree upon" an exit financing amount other than $85 million under
Section 9.1(d). The Court finds, based upon evidence presented by the Plan Proponents at trial, that before and at the time when the Contribution Agreement was executed in September 2003, Bank One both believed and took the position with the other parties that the $85 million exit financing amount would be adequate.

      Not only did Bank One believe this, and express this in negotiations, but also, during the negotiations Bank One repeatedly and successfully resisted efforts by Debtors and Winget to add language that would allow an exit financing amount higher than $85 million, without the need for any party's further agreement. Bank One rejected, for example, Debtors' proposal, supported by Winget at the time, that the exit financing amount be $105 million. Bank One also rejected Debtors' proposal that the $85 million exit financing amount in
Section 9.1(d) be stated as a minimum - i.e., as "at least $85

------------------------
      (26) Section 12.12 of the Contribution Agreement provides, in pertinent part, that Bank One "shall be deemed a third-party beneficiary of this entire Agreement with the ability to enforce the obligations herein." (Ex. LL at 45
Section 12.12.)

million" rather than simply "$85 million." Under that proposal, any exit financing amount equal to or greater than $85 million would have satisfied this provision in Section 9.1(d). In rejecting that proposal, Bank One proposed the language that now appears in Section 9.1(d). Debtors and Winget conceded the point, by agreeing to that language.(27)

      Thus one of the Plan Proponents -- Bank One, as agent for the Pre-Petition Lenders --insisted that the exit financing amount in Section 9.1(d) be $85 million "or such other amount mutually agreed upon" by Debtors, Winget, and Bank One. The other Plan Proponents (Debtors) accepted this position, and agreed to this language in Section 9.1(d). As a result, none of the Plan Proponents may now be heard to complain that when they executed the Contribution Agreement, this provision in Section 9.1(d) (as interpreted by the Court) made Section 6.2(b) meaningless.

      If one assumes that $85 million would be sufficient exit financing to make the plan feasible, then the Court's interpretation of the unambiguous language in Sections 9.1(d) and 6.2(b) of the Contribution Agreement does not make
Section 6.2(b) or Section 9.2(e) meaningless. If the commitment letter for exit financing were for $85 million, Winget could not terminate the Contribution Agreement and escape his obligations under that Agreement by refusing to agree to that exit financing amount; Section 9.1(d) would bind him to that amount, in the absence of a mutual agreement by Winget, Debtors, and the Bank Steering Committee to some other amount.

------------------------
      (27) (See Tr. 8/6/04 at 69-71 (Babcock); Ex. KK.; Tr. 8/24/04 at 91, 94-97
(Reynertson); Tr. 8/6/04 at 24-28 (Babcock); Tr. 8/6/04 at 23-25; Ex. GGG; Tr.
8/6/04 at 26-27, 82-83; Tr. 8/3/04 at 36-37; Ex. OO; Tr. 8/3/04 at 36, 134; Ex.
QQ; compare Ex. KK at 5 with Ex. LL at 5 and 33-34; Ex. QQ at 5, 35; Tr. 8/3/04 at 29, 37.)

      D. OTHER CONTRACT-INTERPRETATION ARGUMENTS.

      For these reasons, the best efforts obligation in Section 6.2(b) of the Contribution Agreement does not limit Winget's rights and discretion under
Section 9.1(d), including his right to refuse to find "acceptable" the terms of the exit financing commitment. Nor does Section 9.1(d) itself expressly do so. Plan Proponents argue, however, that the Court should imply such a limitation on Winget's rights under Section 9.1(d), based on other language in the Contribution Agreement.

      Specifically, Plan Proponents argue that "[w]hen the parties to the Contribution Agreement intended to grant an unfettered right" or "unfettered discretion" to a party, "they crafted language that made it explicit that the applicable right was unfettered." They cite one example of this, contained in
Section 6.2(g), which gives Debtors discretion, under certain circumstances, not to consummate the transactions contemplated by the Contribution Agreement and instead to terminate the agreement. They cite this language in Section 6.2(g):

            If Venture Holdings, in the exercise of its SOLE AND ABSOLUTE DISCRETION, determines, . . . that it does not wish to consummate the transactions contemplated by this Agreement for any reason, Venture Holdings shall have the right (with the consent of the Agent) . . . to terminate this Agreement[.]

(Ex. LL at 26 Section 6.2(g)(emphasis added).) According to Plan Proponents, this language in Section 6.2(g) "explicitly indicates the intent of the parties to confer complete discretion on the Debtors," and "the absence of similar language in" Section 9.1(d) "leads to the inescapable conclusion that Winget does not have an unfettered or absolute veto power under" Section 9.1(d)'s exit financing provision. ([Plan Proponents'] Joint Memorandum at 30 P.68.)

      But this argument, based on the contrast between Sections 9.1(d) and 6.2(g), is counterbalanced by other provisions in the Contribution Agreement. Those provisions strongly suggest that when the parties intended to limit a party's discretion in the exercise of a contract right, they made such a limitation explicit.

      There are at least three provisions in the Contribution Agreement, for example, requiring a party's "prior written consent" under certain circumstances, which explicitly limit the party's discretion and right to withhold such consent. They do so by use of the phrase "which consent shall not be UNREASONABLY withheld or delayed" or by stating that the party "may REASONABLY withhold consent." (See Ex. LL at 26 Section 6.2(h), 41 Section 11.6(b)(iii) (bold emphasis added).) These provisions suggest that when the contracting parties intended to limit a party's discretion (in these examples, to grant or withhold a required written consent), the parties did so explicitly, by including an express "reasonableness" limitation on that right. By contrast, no such limiting language appears in Section 9.1(d). Given this, Plan Proponents' contrasting example of Section 6.2(g) does not imply any contractual limitation on Winget's discretion and rights under Section 9.1(d), including his right to refuse to find "acceptable" the terms of an exit financing commitment.

V. WINGET'S REFUSAL TO ACCEPT THE OTHER "TERMS" OF THE EXIT FINANCING CONTAINED IN THE COMMITMENT LETTER.

      Plan Proponents have presented much evidence and argument to support their claim that Winget "agreed" to the $125 million exit financing amount contained in the Commitment Letter, as required by Section 9.1(d). Winget's agreement to this amount is demonstrated by his words and conduct, according to Plan Proponents, under both "express contract" and an "implied-in-fact contract" theories.

But Plan Proponents do not allege that Winget ever agreed to, accepted, or found "acceptable" the other exit financing terms contained in the Commitment Letter, as required by Section 9.1(d).(28) To the contrary, the Court finds and concludes that those terms were not and are not "acceptable" to Winget. This is evidenced by, among other things, (1) Winget's delivery of his letter terminating the Contribution Agreement based upon Section 9.1(d), promptly after receiving the Commitment Letter on May 25, 2004; (2) Winget's objections to confirmation, filed on June 14, 2004;(29)(3) Winget's objections to several of the particular terms of the exit financing during trial; (4) Winget's filing and prosecution of the related adversary proceeding; and (5) Winget's objection to the so-called Arranger's Fee, a component of the fees associated with the exit financing. Winget objected to the Arranger's Fee during trial, and also during a hearing held June 10, 2004 on a related motion filed by Debtors, and in a motion for reconsideration filed June 21, 2004.(30) Winget's objections to particular terms of exit financing are discussed further below, in connection with the implied covenant of good faith and fair dealing.

----------

      (28) Nor did Plan Proponents argue or present any evidence that Winget ever accepted, agreed to, or found "acceptable" the terms contained in the original draft of the exit financing agreement dated June 30, 2004 (Ex. X) or the amended exit financing agreement dated September 30, 2004 (Ex. JJJJJ).

      (29) (See "Objection of Larry J. Winget to Confirmation of the Debtors' Second Amended Joint Plan of Reorganization," filed June 14, 2004, at 2-3.)

      (30) The motion was "Debtors' Motion for an Order Pursuant to 11 U.S.C. Sections 105 and 363 Authorizing and Approving the Debtors' Payment of Fees for Exit Financing and Granting Related Relief" (Docket #2004), filed June 2, 2004. After the Court granted that motion in an Order filed June 10, 2004 (Docket #
2127), Winget filed a motion for reconsideration on June 21, 2004 (Docket #
2216). The Court has not yet ruled on the motion for reconsideration.

VI.   PLAN PROPONENTS' ESTOPPEL ARGUMENT.

      Plan Proponents argue that Winget is estopped from denying that he agreed to an exit financing amount of $125 million. Plan Proponents presented substantial evidence at trial in support of this argument, which is strenuously contested by Winget. It is unnecessary for the Court to decide the many factual and legal issues involved in the Plan Proponents' estoppel argument, however, given the Court's disposition of this case.

      Plan Proponents do not make any estoppel argument regarding the other requirement of Section 9.1(d), that the exit financing Commitment Letter's terms be "market terms" acceptable to the Bank Steering Committee [,] Venture Holdings and Larry J. Winget."(31) And Plan Proponents did not present evidence that would meet their burden of proving such an estoppel argument.

VII. PLAN PROPONENTS' ARGUMENT BASED ON THE IMPLIED COVENANT OF GOOD FAITH AND FAIR DEALING.

      Plan Proponents argue, in addition to their other arguments discussed above, that Winget is subject to an implied covenant of good faith and fair dealing that limits his right and discretion (1) under Section 9.1(d) to refuse to agree to an exit financing amount other than $85 million (and to refuse to agree to the Commitment Letter's exit financing amount of $125 million); and (2) under Section 9.1(d) to refuse to accept (or find "acceptable") the terms of the exit financing commitment if those terms are "market." According to Plan Proponents, this implied covenant requires Winget to agree to the $125

----------

      (31) Nor do Plan Proponents make any argument, relating to this requirement under Section 9.1(d), in support of the other affirmative defenses stated in their answers filed in the adversary proceeding -- waiver, laches, and unclean hands. And in their post-trial briefs, Plan Proponents expressly disclaimed any waiver argument. (See [Plan Proponents'] Joint Memorandum, filed October 18, 2004, at 63 P.140.) Nor did Plan Proponents present evidence that would meet their burden of proving any of these defenses.

million exit financing amount, and to accept the other terms of the exit financing commitment. At least with respect to the second component (market terms acceptable to Winget), the Court rejects Plan Proponents' argument. Rather, the Court finds and concludes (1) that the implied covenant of good faith and fair dealing does apply to Winget in this context; but (2) Plan Proponents have not proven a breach of that covenant by Winget; and (3) Winget has not breached that covenant.

      Under certain circumstances, "[a]n implied covenant of good faith and fair dealing is recognized by Michigan common law in the performance [and enforcement] of contracts." Stephenson v. Allstate Ins. Co., 328 F.3d 822, 826 (6th Cir. 2003)(citing Hubbard Chevrolet Co., v. General Motors Corp., 873 F.2d 873, 876 (5th Cir. 1989))(applying Michigan law). This implied covenant applies only in cases where a party to a contract "makes its performance a matter of its own discretion." Id.; see also Burkhardt v. City Nat'l Bank of Detroit, 226 N.W.2d 678, 680 (Mich. Ct. App. 1975)(citations omitted). Such discretion arises when the parties have agreed to "defer decision on a particular term of the contract." Stephenson, 328 F.3d at 826. It may also arise "from a lack of clarity or from an omission in the express contract." Id. at 826 (quoting Hubbard Chevrolet Co., 873 F.2d at 877 n.2).

      But Plan Proponents concede,(32) and Michigan law is clear, that this implied covenant cannot be applied in a way that would "override [or contradict] express contract terms." Id. at 826-27 (quoting Cook v. Little Caesar Enter., Inc., 210 F.3d 653, 657 (6th Cir. 2000)); see also General Aviation,

----------

      (32) (See [Plan Proponents'] Joint Memorandum, filed October 18, 2004, at 35 n.9.)

Inc. v. Cessna Aircraft Co., 915 F.2d 1038, 1041 (6th Cir. 1990)(construing Michigan law); Clark Bros. Sales Co. v. Dana Corp., 77 F. Supp. 2d 837, 852 (E.D. Mich. 1999).

      The implied covenant of good faith and fair dealing does apply, in this case, to Winget's decision whether to accept the exit financing terms contained in the Commitment Letter under Section 9.1(d) of the Contribution Agreement. Winget concedes this in one of his post-trial briefs.(33) As Winget correctly acknowledges, "the `market terms acceptable to' prong of Section 9.1(d) gives Winget, Debtors, and Senior Lenders each the unilateral right to accept the terms" of the exit financing, so that "the exercise of such unilateral discretion must be taken consistent with the implied covenant" of good faith and fair dealing.(34)

      Under Section 9.1(d), the exit financing in the Commitment Letter must be, among other things, "on market terms acceptable to the Bank Steering Committee[,] Venture Holdings [,] and Larry J. Winget." Plan Proponents argue that the implied covenant of good faith and fair dealing requires Winget to accept (or find "acceptable,") all of the terms of the exit financing in the Commitment Letter, as long as they are "market" terms.

      Plan Proponents made a similar argument as a matter of contract interpretation, based on the terms of the Contribution Agreement, including the "best efforts obligation" in Section 6.2(b). The Court rejected those contract-based arguments.(35) The Court also rejects Plan Proponents' argument based

----------

      (33) (See Transferors' and Plaintiffs' Reply to Plan Proponents' Joint Memorandum, filed October 25, 2004, at 37-38 P.87.)

      (34) Id.

      (35) See discussion in Part IV of this Opinion, above.

      on the implied covenant of good faith and fair dealing. To accept Plan Proponents' view of that implied covenant would impermissibly "override" and contradict an express contract term, namely the last phrase of Section 9.1(d) itself. As the Court noted above, Section 9.1(d) expressly and unambiguously requires that the exit financing terms be both "market terms" and "acceptable to" the parties named, including Winget. If the implied covenant were held to require Winget to accept any exit financing terms so long as they are "market," it would override and contradict the last phrase of Section 9.1(d), in effect reading that phrase out of the agreement entirely.(36)

      Michigan law precludes such a result. Thus, even if the exit financing terms all are "market" terms, as Plan Proponents contend, the implied covenant of good faith and fair dealing does not require Winget to accept those terms under Section 9.1(d), for that reason alone.

      Plan Proponents have not articulated any other theory to establish a breach of the implied covenant of good faith and fair dealing by Winget in refusing to accept the exit financing terms under Section 9.1(d). And Plan Proponents have failed to prove any such breach by Winget. Moreover, the evidence establishes that Winget has not breached that implied covenant in refusing to accept the exit financing terms. At trial, Winget presented substantial evidence that several of the terms of the exit financing contained in the May 25, 2004 Commitment Letter, were not "market" terms, and were excessive and unreasonable.(37) These terms include the interest rates for the exit financing; and the

----------

      (36) See discussion in Part IV-A above.

      (37) The evidence presented by Winget during the confirmation hearing showed, at a minimum, that Winget had a substantial, good faith basis for believing that (1) the Arranger's Fee; (2) the Term Loan interest rate; (3) the Revolver Loan interest rates; and (4) other terms and conditions of the Exit Facility were not on "market" terms and were excessive. Robert Rusk, an expert witness presented by Winget, testified that:

            (1) the Arranger's Fee is double the market rate. (See Tr. 9/14//4 at 137 lns. 19-22, 139 lns. 16-17, 153 lns. 17-24, 154 lns. 1-2, 178
            lns. 17-21; Ex. 14 at 2

                                                                  (continued...)

3.5% ($4.375 million) Arranger's Fee, one of the fees to be paid to Black Diamond for the exit financing. The Plan Proponents strenuously disputed this evidence, in cross-examination and with substantial contrary evidence of their own. But the Court need not resolve that dispute on the merits --i.e., determine whether Winget is actually correct in charging that these terms are not "market" and are unreasonable. Rather, it is enough to determine, as the Court does, that Winget had a substantial, good faith basis for concluding that these terms were not market and were excessive and unreasonable. This, in turn, is sufficient on this record for the Court to find and conclude, as the Court does, that Winget's refusal to accept these terms was not a breach of the implied covenant of good faith and fair dealing.

VIII. CONCLUSION.

      For the reasons stated in this Opinion, the Court has entered, by separate documents, an order denying confirmation of Debtors' Second Amended Plan and an appropriate judgment for Winget in the related adversary proceeding.

Date: January 26, 2005                          /s/ Thomas J. Tucker
                                                --------------------------------
                                                Thomas J. Tucker
                                                United States Bankruptcy Judge

----------

      (37) (...continued)

            (unnumbered) ("Venture Holdings Company LLC Exit Financing Comparison"); Ex. 72 at 2 ("Arranger Fees Comparison"));

            (2) the Term Loan interest rate is approximately double the market rate. (See Tr. 9/14/04 at 184 lns. 9-25, 185 lns. 1-4, 191 lns. 1-5,
            203 lns. 2-6, 207 lns. 9-14; Ex. 72; Ex. 73 at 3);

            (3) the Revolver Loan Interest rates "substantially exceed the median" interest rates of those exit facilities to which they were compared (approximately 140 basis points higher than the median for revolving credit), with the sole exception of one outlier exit facility, which was an anomaly. (See Tr. 9/14/04 at 189 lns. 2-9, 203 lns. 2-6, 207 lns. 1-8; Ex. 73 at 4 ("Exit Revolver Loan Interest Rates")); and

      (4) several other terms and conditions of the Black Diamond Exit Facility are not on market terms. (See Tr. 9/14/04 at 209 lns. 13-15 through 222 lns. 1-16; Ex. 73 at 15-17.)

cc:   Judy A. O'Neill
      Ralph R. McKee
      William T. Burgess
      Joel Applebaum
      Timothy R. Pohl
      Claretta Evans

[For Publication]